Exhibit 99.1

Advent Software, Inc. Announces Secondary Offering of Common Stock

SAN FRANCISCO — August 13, 2014 – Advent Software, Inc. (NASDAQ: ADVS), a leading provider of software and services to the global investment management industry, today announced the sale of 3,750,000 shares of its common stock by private investment fund TPG. The company will not receive any of the proceeds from the offering of shares by TPG.

UBS Investment Bank is acting as the sole underwriter for the offering. UBS Investment Bank may offer the common stock from time to time for sale to purchasers in one or more transactions directly or through agents, or through brokers in brokerage transactions on The NASDAQ Global Select Market, or to dealers in negotiated transactions or in a combination of such methods of sale, at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

This offering is being made only by means of an effective shelf registration statement, including a prospectus supplement and accompanying prospectus. Before investing, you should read the prospectus and other documents filed with the Securities and Exchange Commission for information about Advent Software, Inc. and this offering. You may obtain these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, a copy of the prospectus may be obtained from UBS Investment Bank, Attn: Prospectus Department, 299 Park Avenue, New York, NY 10171, tel.: (888) 827-7275.

This press release shall not constitute an offer to sell or the solicitation of any offer to buy any securities, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such jurisdiction.

CONTACTS

Investor Relations Contact:

Justin Ritchie

Advent Software, Inc.

(415) 645-1683

jritchie@advent.com